Exhibit 99.1

National CineMedia, Inc. Reports Results for

Third Quarter Fiscal 2008

~ Updates 2008 Outlook ~

~ Announces Quarterly Cash Dividend ~

Centennial, CO – November 6, 2008 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 42.3% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced consolidated results for the third fiscal quarter ended September 25, 2008.

Total revenue for the third quarter 2008 grew 10.3% to $107.7 million from $97.6 million for the comparable quarter last year. Advertising revenue for the third quarter 2008 was $100.3 million, an increase of 9.9% compared to $91.3 million for the comparable quarter last year. Meetings and events revenue increased 17.7% to $7.3 million in the third quarter of 2008 compared to $6.2 million for the comparable quarter last year. National advertising inventory utilization for the quarter was 92.9% versus 93.1% in the comparable period in 2007. Cost per thousand (or CPM) advertising rates increased 17.2% in the quarter versus the comparable period last year. Adjusted OIBDA increased 9.7% to $62.0 million for the third quarter 2008 from $56.5 million for the comparable quarter last year. Adjusted OIBDA as a percentage of total revenue decreased slightly from 57.9% in the third quarter of 2007 to 57.6% in the current quarter. Net income for the third quarter of 2008 was $10.9 million, or $0.26 per diluted share, compared to net income of $9.2 million, or $0.22 per diluted share, for the comparable quarter last year.

The Company completed its initial public offering (IPO) of stock and NCM LLC completed its debt financing on February 13, 2007; therefore the historical results prior to the IPO are not comparable to the post-IPO results. The nine months ended September 27, 2007 is divided into two periods, pre-IPO from December 29, 2006 through February 12, 2007 for its predecessor NCM LLC, and post-IPO from February 13, 2007 through September 27, 2007 for its consolidated results after the acquisition of its interest in NCM LLC.

For the nine months ended September 25, 2008, total revenue was $257.1 million compared to $23.6 million for the pre-IPO period and $213.7 million of revenue for the post-IPO period. Net income for the nine months ended September 25, 2008 was $14.8 million, or $0.35 per diluted share, compared to a net loss of $4.2 million for the pre-IPO period and net income of $16.6 million for the post-IPO period last year.

The Company is also pleased to announce today that its Board of Directors has authorized the Company’s third quarter cash dividend of $0.16 per share of common stock. The dividend will be paid on December 4, 2008, to stockholders of record on November 20, 2008. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

“Given the current economic challenges in the marketplace, our third quarter results and projected growth for the fourth quarter are very encouraging,” said Kurt Hall, National CineMedia’s Chairman and CEO. “While some of this growth related to the shift in spending of our content partners to the second half of the year, our focus on expanding our digital network and broadening our advertising client base and Fathom content sources appears to be paying off.” Mr. Hall concluded, “We cannot expect to be immune from the broader economic slowdown, however our revenue growth of 12% to 14% projected for the second half of 2008 and increased level of upfront bookings for 2009 provides evidence that we are building market share.”

Pro Forma Financial Information

In connection with the completion of the Company’s IPO, the Company acquired an interest in NCM LLC and the Company and NCM LLC entered into several new agreements. The Company and NCM LLC’s founding members (AMC, Cinemark and Regal) entered into the amended LLC operating agreement and NCM LLC entered into the restated exhibitor services agreements, the Loews integration agreement with AMC and an $805.0 million senior secured credit facility with a group of lenders, of which $788.5 million was outstanding at September 25, 2008.

In order to facilitate additional comparative analysis between periods, included below is pro forma financial information for the nine months ended September 27, 2007 that reflects the IPO and the related transactions as if they had become effective on December 29, 2006.

Total revenue for the nine months ended September 25, 2008 grew 5.6% to $257.1 million from total pro forma revenue of $243.4 million for the comparable period last year. Advertising revenue increased 2.2% to $228.8 million for the first nine months of 2008 from pro forma advertising revenue of $223.9 million for the comparable period last year. Adjusted OIBDA decreased 2.6% to $125.5 million from pro forma Adjusted OIBDA of $128.9 million for the first nine months of 2008 and 2007, respectively. Pro forma Adjusted OIBDA as a percentage of total pro forma revenue decreased from 53.0% for the nine months ended September 27, 2007 to 48.8% for the nine months ended September 25, 2008. Net income for the first nine months of 2008 decreased to $14.8 million compared to pro forma net income for the first nine months of 2007 of $16.4 million. Earnings per diluted share decreased to $0.35 per share for the first nine months of 2008 compared to pro forma earnings per diluted share of $0.39 per share for the first nine months of 2007.

Outlook

The following is the Company’s updated outlook for the full year 2008. This section contains forward looking statements. Please see “Forward Looking Statements” below.

The Company now expects total revenue for the full year 2008 to be in the range of $364 million to $368 million and Adjusted OIBDA to be in the range of $184 million to $187 million, compared to the prior expectations of revenue in the range of $360 million to $365 million and Adjusted OIBDA in the range of $180 million to $185 million. This updated outlook for the full year 2008 does not reflect any potential makegoods being generated in the fourth quarter.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (888) 801-6497 or for international participants (913) 981-5540. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, November 20, 2008, by dialing (888) 203-1112 or for international participants (719) 457-0820, and entering passcode 5408672.

OIBDA and Adjusted OIBDA

Operating Income Before Depreciation and Amortization (OIBDA), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents operating income (loss) before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash severance plan costs, share based payment costs and deferred stock compensation. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance and to forecast future results. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s non-cash severance plan costs, share based payment costs and deferred stock compensation. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

OIBDA and Adjusted OIBDA do not reflect the AMC Loews integration payments as those amounts were recorded directly to equity. AMC made payments to NCM LLC pursuant to the Loews screen integration agreement, which were $0.4 million, $4.4 million, $3.8 million and $7.5 million for the quarter ended September 25, 2008, the nine months ended September 25, 2008, the quarter ended September 27, 2007 and the 2007 post-IPO period, respectively. The AMC Loews payment for the nine months ended September 27, 2007 on a pro forma basis was $8.0 million. In addition, the payments made by Regal associated with Consolidated Theatres payments, which were $1.1 million and $1.6 million for the quarter and nine months ended September 25, 2008, respectively, were recorded to the intangible asset.

Pro Forma Non-GAAP Information

The unaudited pro forma financial information for the nine months ended September 27, 2007 is included for informational purposes only and does not purport to reflect the Company’s and NCM LLC’s results of operations that would have occurred had they operated as a separate, independent company during the periods presented. The historical results of NCM LLC have been affected by related party transactions as discussed more fully in the Company’s public filings with the Securities and Exchange Commission. The pro forma financial information should not be relied upon as being indicative of the Company’s and NCM LLC’s results of operations had the IPO and other transactions contemplated in connection with the IPO been completed on the dates assumed. The pro forma financial information also does not project the results of operations for any future periods. The pro forma information is included because the Company believes it provides the most meaningful basis for comparison between periods.

About National CineMedia, Inc.

NCM LLC operates the largest digital in-theatre network in North America through long-term agreements with its founding members, AMC Entertainment Inc., Cinemark Holdings Inc. (NYSE: CNK) and Regal Entertainment Group (NYSE: RGC), the three largest theatre operators in the U.S., and through multi-year agreements with several other theatre operators. NCM LLC produces and distributes its FirstLook pre feature program; cinema, lobby and online advertising products; comprehensive meeting and event services and other entertainment programming content. NCM LLC’s national network includes over 17,000 screens of which approximately 15,000 are part of the company’s Digital Content Network (DCN). NCM LLC’s network covers 176 Designated Market Areas® (49 of the top 50). During 2007, approximately 689 million patrons attended movies shown in theatres currently included in the network (excluding Consolidated Theatres and Star Theatres). National CineMedia, Inc. (NASDAQ: NCMI) owns a 42.3% interest in and is the managing member of NCM LLC. To learn more about National CineMedia Inc., please visit the Company’s website at www.ncm.com.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
Nikki Sacks	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com

NATIONAL CINEMEDIA, INC.

Statement of Operations

Unaudited

($ in millions, except per share data)

	Quarter Ended September 25, 2008	Quarter Ended September 27, 2007
REVENUE:
Advertising (including revenue from founding members of $11.7 and $13.4, respectively)	$100.3	$91.3
Meetings and events	7.3	6.2
Other	0.1	0.1

Total	107.7	97.6

EXPENSES:
Advertising operating costs	5.7	3.0
Meetings and events operating costs	4.8	4.3
Network costs	4.5	3.7
Theatre access fees—founding members	13.5	13.3
Selling and marketing costs	11.8	12.5
Administrative and other costs	6.3	5.2
Severance plan costs	0.1	0.3
Depreciation and amortization	3.8	1.5

Total	50.5	43.8

OPERATING INCOME	57.2	53.8
Interest Expense, Net	12.9	16.2

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	44.3	37.6
Provision for Income Taxes	16.3	15.2
Minority Interest, Net	17.1	13.2

NET INCOME	$10.9	$9.2

EARNINGS PER SHARE:
Basic	$0.26	$0.22
Diluted	$0.26	$0.22

NATIONAL CINEMEDIA, INC.

Statement of Operations

Unaudited

($ in millions, except per share data)

	Nine Months Ended September 25, 2008	Period February 13, 2007 through September 27, 2007	Period December 29, 2006 through February 12, 2007
REVENUE:
Advertising (including revenue from founding members of $32.5, $30.6, and $0.0, respectively)	$228.8	$197.1	$20.6
Administrative fees—founding members	—	—	0.1
Meetings and events	28.2	16.5	2.9
Other	0.1	0.1	—

Total	257.1	213.7	23.6

EXPENSES:
Advertising operating costs	12.2	6.2	1.1
Meetings and events operating costs	18.4	10.1	1.4
Network costs	12.5	9.3	1.7
Theatre access fees/circuit share costs—founding members	37.1	30.8	14.4
Selling and marketing costs	35.3	27.9	5.2
Administrative and other costs	18.7	13.8	2.8
Severance plan costs	0.4	1.3	0.4
Depreciation and amortization	8.5	3.3	0.7

Total	143.1	102.7	27.7

OPERATING INCOME (LOSS)	114.0	111.0	(4.1)
Interest Expense, Net	44.0	40.7	0.1

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	70.0	70.3	(4.2)
Provision for Income Taxes	27.5	28.3	—
Minority Interest, Net	27.7	25.4	—

NET INCOME (LOSS)	$14.8	$16.6	$(4.2)

EARNINGS PER SHARE:
Basic	$0.35	$0.40
Diluted	$0.35	$0.39

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	September 25, 2008	December 27, 2007
Cash, cash equivalents and short-term investments	$44.5	$29.9
Receivables, net	91.0	93.2
Property and equipment, net	28.2	22.2
Total Assets	569.1	463.6
Borrowings	788.5	784.0
Stockholders’ equity/(deficit)	(475.9)	(572.4)
Total Liabilities and Stockholders’ Equity	569.1	463.6

NATIONAL CINEMEDIA, INC. (Historical)

Operating Data

Unaudited

	Quarter and Nine Months Ended September 25, 2008	Quarter and Nine Months Ended September 27, 2007
Total Screens at Period End (1) (6)	17,204	14,407
Founding Member Screens at Period End (2) (6)	14,261	13,138
Total Digital Screens at Period End (3)	15,079	12,633

	Quarter Ended September 25, 2008	Quarter Ended September 27, 2007	Nine Months Ended September 25, 2008	Nine Months Ended September 27, 2007
Total Attendance for Period (4) (6) (in millions)	178.8	165.3	477.7	447.6
Founding Member Attendance for Period (5) (6) (in millions)	155.8	155.4	417.8	423.3
Capital Expenditures (in millions)	$4.6	$4.4	$13.6	$8.5

(1)	Represents the sum of founding member screens and network affiliate screens.

(2)	Represents the sum of founding member screens.

(3)	Represents the total number of screens which are connected to the digital content network.

(4)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members and network affiliates.

(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.

(6)	Excludes AMC Loews attendance and screens for 2007 and through May 2008 and Star Theatres (a subsidiary of AMC Loews) and Consolidated Theatres attendance and screens for 2007 and 2008.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(in millions, except advertising revenue per attendee and per share data)

	Historical Quarter Ended September 25 2008	Historical Quarter Ended September 27, 2007	Historical Nine Months Ended September 25, 2008	Pro Forma Nine Months Ended September 27, 2007
Advertising Revenue	$100.3	$91.3	$228.8	$223.9
Total Revenue	107.7	97.6	257.1	243.4
Operating Income	57.2	53.8	114.0	120.6

Total Attendance (1)	178.8	165.3	477.7	447.6
Advertising Revenue / Attendee	$0.56	$0.55	$0.48	$0.50

OIBDA	$61.0	$55.3	$122.5	$124.6
Adjusted OIBDA	62.0	56.5	125.5	128.9
Adjusted OIBDA Margin	57.6%	57.9%	48.8%	53.0%
Earnings Per Share – Basic	$0.26	$0.22	$0.35	$0.39
Earnings Per Share – Diluted	$0.26	$0.22	$0.35	$0.39

(1)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members and network affiliates. Excludes AMC Loews attendance and screens for 2007 and through May 2008 and Star Theatres (a subsidiary of AMC Loews) and Consolidated Theatres attendance and screens for 2007 and 2008.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Pro Forma Statement of Operations

($ in millions, except per share data)

	Pre-IPO period December 29, 2006 through February 12, 2007 Historical	Post-IPO period February 13, 2007 through September 27, 2007 Historical	Contractual Adjustments	Transaction Adjustments	Nine Months Ended September 27, 2007 Pro Forma, As Adjusted
Revenue:
Advertising	$20.6	$197.1	$6.2	$—	$223.9
Administrative fees - founding members	0.1	—	(0.1)	—	—
Meetings and events	2.9	16.5	—	—	19.4
Other	—	0.1	—	—	0.1

TOTAL REVENUE	23.6	213.7	6.1	—	243.4

Expenses:
Advertising operating costs	1.1	6.2	—	—	7.3
Meetings and events operating costs	1.4	10.1	—	—	11.5
Network costs	1.7	9.3	—	—	11.0
Circuit share costs/theatre access fees - founding members	14.4	30.8	(7.7)	—	37.5
Selling and marketing costs	5.2	27.9	—	—	33.1
Administrative and other costs	2.8	13.8	—	0.1	16.7
Severance plan costs	0.4	1.3	—	—	1.7
Depreciation and amortization	0.7	3.3	—	—	4.0

TOTAL EXPENSES	27.7	102.7	(7.7)	0.1	122.8

Operating Income/(Loss)	(4.1)	111.0	13.8	(0.1)	120.6
Interest expense, net	0.1	40.7	—	8.1	48.9

Income/(Loss) before income taxes and minority interest	(4.2)	70.3	13.8	(8.2)	71.7
Provision for income taxes	—	28.3	—	0.7	29.0
Minority interest, net	—	25.4	—	0.9	26.3

NET INCOME/(LOSS)	$(4.2)	$16.6	$13.8	$(9.8)	$16.4

Earnings per share:
Basic					$0.39
Diluted					$0.39

Notes to the Pro Forma Consolidated Statements of Operations:

1.	Contractual adjustments represent the increase to advertising revenue to reflect the pro forma assignment from the founding members to NCM LLC of all legacy advertising contracts in accordance with the amended exhibitor services agreements, based on the actual revenue generated from those legacy contracts and the reversal of the related legacy contract administrative fees historically recorded by NCM LLC. Legacy advertising contracts are those contracts signed by RCM and NCN prior to the formation of NCM LLC. In addition, adjustments include the pro forma effect of the revenue from the sale of additional theatre advertising inventory to the founding members, in accordance with the exhibitor services agreements, in order for the founding members to fulfill their beverage concessionaire agreement on-screen advertising commitments. Contractual adjustments also include the change in circuit share payments pursuant to the exhibitor services agreements. Under the terms of the prior exhibitor service agreements with the founding members, the circuit share payments were based on varying percentages of advertising revenue. Under the modified exhibitor services agreements, the theatre access fee payments will initially be based on a per attendee and per digital screen calculation.

2.	Transaction adjustments represent interest expense, including amortization of deferred financing fees, over the term of the senior secured credit facility of approximately $0.5 million per quarter. Interest expense also includes the impact of an interest rate hedge agreement covering approximately 75% of the outstanding balance on the term loan. In addition, an adjustment to reflect minority interest expense is included, net of income tax expense/(benefit), resulting from the founding members’ ownership of approximately 55.2% of the NCM LLC common membership units outstanding immediately after the offering. Transaction adjustments also include adjustments necessary to reflect federal and state income taxes on the income allocated from NCM LLC to NCM Inc., including amortization of the payable related to the tax sharing agreement of approximately $2.8 million per quarter.

3.	Basic earnings per share is calculated on the assumption that the 42,000,000 shares sold in the offering are outstanding over the entire period. Diluted earnings per share is calculated assuming that the unit option shares, as converted and unvested shares of restricted stock are outstanding during periods corresponding to their original issuance date (after application of the treasury stock method). The convertible common membership units of the founding members (which aggregate 51,850,951 shares) are not included as they are antidilutive, due to inclusion in interest expense of non-cash amortization of the tax payable to founding members which is not deducted by the LLC.

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited ($ in millions)

OIBDA, Adjusted OIBDA and OIBDA margin

The following table reconciles operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Historical Quarter Ended September 25, 2008	Historical Quarter Ended September 27, 2007	Historical Nine Months Ended September 25, 2008	Pro Forma Nine Months Ended September 27, 2007
Operating income	$57.2	$53.8	$114.0	$120.6
Depreciation and amortization	3.8	1.5	8.5	4.0

OIBDA	61.0	55.3	122.5	124.6
Severance plan costs	0.1	0.3	0.4	1.7
Share-based compensation costs (1)	0.9	0.9	2.6	2.6

Adjusted OIBDA	$62.0	$56.5	$125.5	$128.9

Total Revenue	$107.7	$97.6	$257.1	$243.4

Adjusted OIBDA margin	57.6%	57.9%	48.8%	53.0%

Adjusted OIBDA	$62.0	$56.5	$125.5	$128.9
AMC Loews /Consolidated Theatres Payments	1.5	3.8	6.0	8.0

Adjusted OIBDA after AMC Loews/Consolidated Theatres Payments	$63.5	$60.3	$131.5	$136.9

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Year Ending January 1, 2009
	Low	High
Operating Income	$168.3	$169.7
Depreciation and amortization	12.0	13.0

OIBDA	$180.3	$182.7
Severance plan costs	0.4	0.6
Share-based compensation costs (1)	3.3	3.7

Adjusted OIBDA	$184.0	$187.0

Total Revenue	$364.0	$368.0

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.